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                   PHOENIX LEASING AMERICAN BUSINESS FUND II, L.P.
                     $50,000,000 OF LIMITED PARTNERSHIP INTERESTS


                                WHOLESALING AGREEMENT


Phoenix Securities, Inc.
2401 Kerner Boulevard
San Rafael, CA  94901

Dear Sir:

     Phoenix Leasing American Business Fund, L.P., a California limited partnership (the "Program"), and Phoenix Leasing Associates IV, L.P. (the "General Partner"), the general partner of which is Phoenix Leasing Associates IV, Inc., propose to offer and sell to qualified investors, upon the terms and conditions set forth in the Prospectus dated __________, 1996, and as the same may be amended or supplemented from time to time (the "Prospectus"), limited partnership interests in the Program ("Units") aggregating $50,000,000, $20 per Unit (with a minimum purchase of 100 Units, $2,000) or in the case of an Individual Retirement Account, Keogh or qualified pension, profit sharing or stock bonus plan or other tax exempt entity, where the minimum investment may be 50 Units ($1,000) (the "Offering"), and to amend the Program's Amended and Restated Agreement of Limited Partnership, adding each such qualified investor as a limited partner ("Limited Partner") of the Program. As described in the Prospectus, residents of certain states are subject to different minimum investment requirements.

     You are hereby requested to perform, on an exclusive basis, the wholesaling activities related to the public offering of the Units and by your execution of a counterpart of this letter in the place indicated, you agree to use your best efforts, consistent with the terms of this Offering as set forth in the Prospectus, to perform the services customarily performed by persons conducting wholesaling services for direct participation program public offerings, in accordance with the following terms and conditions:

     1. SOLICITATION AND SOLICITATION MATERIAL. Solicitation and other activities by you hereunder shall be undertaken only in accordance with applicable laws and regulations and the terms hereof. Accompanying this letter is a copy of the Prospectus which you may use to familiarize yourself with the terms of this Offering. You will be furnished with certain additional written information ("Sales Literature") prepared by the Program for use in conjunction with your activities related to the public offer and sale of Units. Additional copies of Sales Literature and the Prospectus will be sent to you in reasonable quantities upon your request. No person is authorized to use any solicitation material other than that referred to in the Prospectus and no person is authorized to use any solicitation material in any state where such is prohibited by law.

     2. COMPENSATION. As a compensation for services rendered in connection with your activities, the Program hereby agrees to pay to you a commission equal to up to two percent of the sales price of the Units sold by broker-dealers through your efforts or through the efforts of any officer or employee of the General Partner whose assistance is made available to you. Payment of the compensation described in this Paragraph 2 is subject to the provisions of Paragraph 3 hereof.

     3. CONDITIONS FOR PAYMENT OF SALES COMPENSATION. All commissions payable by the Program under Paragraph 2 above are subject to acceptance by the General Partner of the Subscription Agreements and Powers of Attorney from potential investors and the General Partner specifically reserves the right to reject any such Agreement. In the event that the Offering is not completed or if the transactions referred to herein and in the Prospectus are not consummated for any reason, and, as a result thereof, all subscription payments are refunded to all potential investors, no commission will be due or payable to you. Commissions to be paid to you pursuant to Paragraph 2 hereof shall be paid by the Program to you within 15 days following the end of the month in which the subject Subscription Agreement is accepted by the General Partner, provided that no sales commissions payable hereunder will be paid until such time as the minimum number of Units has been subscribed for and the subscriptions have been released from escrow.

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     4.  REPORTS.  You agree to provide the Program and the General Partner progress reports on your sales activities on a regular basis, such basis to be mutually agreed upon among the parties hereto.

     5. UNAUTHORIZED INFORMATION AND REPRESENTATIONS. Neither you nor any other person is authorized by the Program, the General Partner or any other person to give any information or make any representation in connection with this Agreement or the Offering other than those contained in the Prospectus and Sales Literature furnished by the Program and the General Partner. You agree not to publish, circulate or otherwise use any other advertisement or solicitation material under any circumstances unless you have obtained the prior written agreement of the Program and such materials have been approved by counsel to the Program and by any relevant Blue Sky authorities.

     6. BLUE SKY QUALIFICATIONS. The Program assumes no obligation or responsibility with respect to the qualification of the Units or the right to solicit purchases of the Units under the laws of any state or other jurisdiction, but the Program will advise you in writing as to the states or other jurisdictions in which it believes that solicitations of purchases of the Units may be made by broker-dealers under the applicable Blue Sky or securities laws. Such advice from the Program shall not be considered Sales Literature as that term is used herein.

    Services to be performed by you hereunder are to be performed only within the states or other jurisdictions in which solicitations by broker-dealers are qualified to be made. Such states and other jurisdictions are set forth in that certain Blue Sky Memorandum, dated __________, 1996 (or such later date as it may be completed), a copy which shall be attached hereto as Exhibit I.

     7. GENERAL. You hereby represent that you are a member in good standing of the National Association of Securities Dealers, Inc. and that you will continue such qualification during the term of this Agreement. Upon your acceptance of this Agreement, you agree to comply with any applicable requirements of the Securities Act of 1933, as amended (the "Act"), and of the Securities Exchange Act of 1934, as amended, and the published rules and regulations thereunder, and the rules and regulations of all state securities authorities, as applicable. You agree not to deliver the Sales Literature to any person unless such Sales Literature is accompanied or preceded by the Prospectus. Upon your acceptance of this agreement, you agree to comply with any applicable requirements of the Act, Securities Exchange Act of 1934, as amended, and the published rules and regulations, thereunder, applicable rules of the National Association of Securities Dealers, Inc. and the rules and regulations of all state securities authorities, as applicable.

     8. TERMINATION. This Agreement shall be deemed to have been entered into as of __________, 1996 and it may be terminated by written or telegraphic notice to you from the Program upon 60 days prior written notice and, in any case, will terminate at the close of business on __________, 1998 (unless extended thereafter by the General Partner), PROVIDED that all compensation payable to you under the terms and conditions hereof shall be paid when due, although this Agreement shall have theretofore been terminated.

     9. EXCLUSIVE AGREEMENT. You will provide to the Program the services described herein on an exclusive basis, and the Program hereby agrees that it will employ no other person or entity to perform such wholesaling services during the term of this Agreement.

     10. INDEMNIFICATION.

    (a) The Program and the General Partner agree to indemnify and hold harmless you and each person who controls you within the meaning of the Act, against any losses, claims, damages or liabilities, joint or several, to which you may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained (A) in the Prospectus, (B) in any Sales Literature (as defined in Paragraph 1 hereof) furnished to you for use in selling the Units or
(C) in any state securities or "blue sky" application or other document executed by the Program specifically for that purpose or based upon written information furnished by the Program filed in any state or other jurisdiction in order to qualify any or all of the Units or perfect exemptions from qualifications under the securities laws thereof (any such application document or


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information being hereinafter called a "Blue Sky Application"); or (ii) the omission or alleged omission to state in the Prospectus or in any such Sales Literature or in any Blue Sky Application a material fact required to be stated therein or necessary to make the statements therein in the light of the circumstances under which they were made not misleading; and will reimburse you for any legal or other expenses reasonably incurred by you in connection with investigating or defending any such loss, claim, damage, liability or action, provided, however, that you shall not be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless (1) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee, (2) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee or
(3) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee. In any claim for indemnification for federal or state securities law violations, the party seeking indemnification shall place before the court the position of the Securities and Exchange Commission and the position, if applicable, of any state securities regulatory authority in any jurisdiction in which Units were sold with respect to the issue of indemnification for securities law violations. The Program and the General Partner shall not incur the cost of that portion of any insurance, other than public liability insurance, which insures any party against any liability the indemnification of which is herein prohibited.

    (b) You agree to indemnify and hold harmless the Program and the General Partner against any losses, claims, damages or liabilities to which the Program or such General Partner may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact in any communication between you, your representatives or agents and any investor, or (ii) the omission or alleged omission to state a material fact required to be stated in any communication between you, your representatives or agents, and any investor, or necessary to make the statements to said investor not misleading.

    (c) Promptly after receipt by an indemnified party under this Paragraph 10 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereto is to be made against any indemnifying party under this Paragraph 10, notify in writing the indemnifying party of the commencement thereof; and the omission so to notify the indemnifying party will relieve it from any liability under this Paragraph 10 as to the particular item for which indemnification is then being sought but not from any other liability which it may have to any indemnified party. In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will not be liable to such indemnified party under this Paragraph 10 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. If any such indemnifying party elects to defend any such action, such indemnifying party shall not be liable to any such indemnified party on account of any settlement of such claim or action effected without the consent of such indemnifying party. Any indemnified party may, at its own cost and expense, participate at any time in any claim or action covered by this Paragraph 10.

     11. MISCELLANEOUS. In the event that any dispute arises between you and the Program out of or by reason of this Agreement, then and in that event such parties do hereby agree that said dispute shall be arbitrated in accordance with the then existing rules of the American Arbitration Association at San Francisco, California, and that any award rendered thereunder, including attorneys' fees and costs to the prevailing party, may be entered in any court of competent jurisdiction, state or federal, including attorneys' fees and costs to the prevailing party.

    This Agreement constitutes the entire Agreement between you and the Program and any change, amendment or alteration to this Agreement shall be ineffective unless reduced to writing and executed by both parties. This Agreement shall be governed by California law without giving effect to conflicts of law or choice of


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law provisions.  Each party agrees to perform any further acts and execute and deliver any other documents which may reasonably be necessary to carry out the terms of this Agreement.

     It is expressly understood that no representations have been made in connection with this Agreement other than as herein set forth, except those representations contained in the Prospectus or the Sales Literature provided to you.
                   Very truly yours,

                   PHOENIX LEASING AMERICAN BUSINESS FUND II, L.P., a California limited partnership

                   By: Phoenix Leasing Associates IV, L.P., a California limited partnership, General Partner

                        By:  Phoenix Leasing Associates IV, Inc.,
                             a Nevada corporation, its general partner



                        By
                          ----------------------------
                             Authorized Signature

Agreed and Accepted By:

Phoenix Securities, Inc.



By
  -------------------------------------
     Name
         ------------------------------
     Title
         ------------------------------

Date:                    , 1996
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